Exhibit 99.1

Analog Devices Announces $2.5 Billion Accelerated Share Repurchase and Updates Fourth Quarter Outlook

WILMINGTON, Mass. – September 7, 2021 – Analog Devices, Inc. (NASDAQ: ADI) today announced that it has entered into multiple accelerated share repurchase (ASR) agreements to repurchase up to $2.5 billion of the company’s common stock. The ASR agreements will be completed under the company’s current share repurchase authorization, which has approximately $10 billion in authorization remaining. ADI is funding the repurchases under the ASR agreements from available cash.

Under the terms of the ASR agreements, ADI will receive initial deliveries of approximately 12.2 million shares on September 9, 2021, representing approximately 80% percent of the expected share repurchases under the ASR agreements, based on the company’s closing price of $163.27 on September 7, 2021. The final number of shares repurchased will be based on ADI’s volume-weighted average share price during the term of the transaction, less a discount. ADI expects that the repurchases will be completed by the second quarter of fiscal 2022.

Updated Outlook for Fourth Quarter of Fiscal 2021

For the fourth quarter of fiscal 2021, we are now forecasting revenue of $2.30 billion, +/- $70 million. ADI expects Maxim to contribute approximately $520 million of revenue to this updated outlook.

At the midpoint of this revenue outlook, we expect reported operating margin of approximately 32.5%, +/- 130 bps, and adjusted operating margin of approximately 43.1%, +/- 90 bps. We are planning for reported EPS to be $1.25, +/-$0.09, and adjusted EPS to be $1.69, +/-$0.09. This outlook assumes a diluted share count of approximately 487 million.

In the first full quarter after the combination, ADI expects its weighted average diluted share count to be approximately 530 million.

Adjusted EPS includes $0.44 of adjustments related to the net impact of acquisition related expenses, acquisition related transaction costs and restructuring related expense, net. This excludes acquisition related expenses associated with the Maxim acquisition, the impacts of which will be significant, as we cannot reasonably estimate the fair value adjustments of assets and liabilities acquired at this time.

Our fourth quarter of fiscal 2021 outlook is based on current expectations and actual results may differ materially, as a result of, among other things, the important factors discussed at the end of this release. These statements supersede all prior statements regarding our business outlook set forth in prior ADI news releases, and ADI disclaims any obligation to update these forward-looking statements.

Special Investor Conference Call and Webcast

As a reminder, ADI plans to host a webcast to discuss its updated capital allocation priorities and acquisition accretion timeline. The webcast is scheduled to begin at approximately 8:30 a.m. Eastern Time on September 8, 2021 with Vincent Roche, President and Chief Executive Officer, Prashanth Mahendra-Rajah, Senior Vice President, Finance and Chief Financial Officer, and Michael Lucarelli, Senior Director of Investor Relations.

The webcast and accompanying presentation may be accessed live on the internet on Analog Devices’ Investor Relations website at investor.analog.com, or by telephone as follows:

Participant Dial-In (domestic & international): (833) 423-0297
International Participant Passcode: 8334230297
*no passcode required for domestic dial-in

A replay of the conference call will be available approximately two hours after the call concludes and may be accessed for up to two weeks, by dialing 855-859-2056 and entering the conference ID: 7115409.

Both the press release and archived version of the webcast will be available at investor.analog.com.

About Analog Devices
Analog Devices, Inc. (NASDAQ: ADI) operates at the center of the modern digital economy, converting real-world phenomena into actionable insight with its comprehensive suite of analog and mixed signal, power management, radio frequency (RF), digital and sensor technologies. ADI serves 125,000 customers worldwide with more than 75,000 products in the industrial, automotive, communications, and consumer markets. ADI is headquartered in Wilmington, MA. Visit http://www.analog.com.

Forward-Looking Statements
This communication contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements address a variety of subjects, including, for example, statements about the timing and amount of the anticipated accelerated share repurchases; statements about our expected revenue, operating margin, earnings per share, and other financial results; and statements as to the anticipated impact of the Maxim acquisition on the combined organization’s business and future financial and operating results. Statements that are not historical facts, including statements about ADI’s beliefs, plans and expectations, are forward-looking statements. Such statements are based on ADI’s current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking statements often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “will,” “estimate,” “would,” “target” and similar expressions, as well as variations or negatives of these words. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the uncertainty as to the extent of the duration, scope and impacts of the COVID-19 pandemic; political and economic uncertainty, including any faltering in global economic conditions or the stability of credit and financial markets; erosion of consumer confidence and declines in customer spending; unavailability of raw materials, services, supplies or manufacturing capacity; changes in geographic scope or product or customer mix; changes in export classifications, import and export regulations or duties and tariffs; changes in ADI’s estimate of its expected tax rate based on current tax law; ADI’s ability to successfully integrate Maxim’s businesses and technologies; the risk that the expected benefits and synergies of the Maxim acquisition and growth prospects of the combined company may not be fully achieved in a timely manner, or at all; adverse results in litigation matters, including the potential for litigation related to the transaction; the risk that ADI will be unable to retain and hire key personnel; unanticipated difficulties or expenditures relating to the transaction, the response of business partners and retention as a result of the transaction; uncertainty as to the long-term value of ADI’s common stock; and the diversion of management time on transaction-related matters. For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to ADI’s and Maxim’s respective periodic reports and other filings with the Securities and Exchange Commission, including the risk factors contained in ADI’s and Maxim’s most recent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain and are made only as of the date hereof. Except as required by law, ADI does not undertake or assume any obligation to update any forward-looking statements, whether as a result of new information or to reflect subsequent events or circumstances or otherwise.

(ADI-WEB)

Contacts for ADI

Investor Contact:

Mr. Michael Lucarelli
781-461-3282
investor.relations@analog.com

Media Contact:

Ms. Brittany Stone
917-935-1456
Brittany.Stone@teneo.com